Exhibit 10.30

October 26, 2020

Dr. Jeffrey L. Larson

RE: Senior Vice President – Research and Development (R&D) with Tvardi Therapeutics, Inc.

Dear Jeff ,

It has been a pleasure to work with you as a consultant here at Tvardi Therapeutics. Based on our recent discussions, I would like to offer you the position of Senior Vice-President of R&D at Tvardi Therapeutics, Inc. reporting into the CEO. Your position will be multifaceted which will drive various aspects of research and development in the company.

Your annual starting salary will be $200,000. You will be eligible for a yearly bonus target of up to 10% of your base salary based on your individual as well as the company’s performance. The Company will also pay you a one-time sign-on bonus of $20,000. The Sign-on bonus shall be paid with the payroll following 45 days of employment with the company. This sign-on bonus is required to be paid back to the company, on a pro-rata basis, in case you voluntarily terminate your employment with the company or are terminated for cause by the company within a year from your start date. In addition, the Company will grant to you an incentive stock option award under the Company’s 2018 Stock Incentive Plan to purchase 125,000 shares of the Company’s common stock. Your bonus and stock option grants are contingent on approval by the board of directors. The company also offers a competitive benefits package which includes:

●	Fully covered medical, vision, and dental insurance

●	3 weeks of vacation, increasing by an additional week after 12 months of employment

●	10 designated Company holidays

●	401K program

●	A flex health spending account, discount program, and 24/7 online support administered by Insperity

The intended start date for your employment would be November 9, 2020. We look forward to you joining the team!

Sincerely,

/s/ Imran Alibhai	/s/ Jeffrey L. Larson
Imran Alibhai, PhD	Confirmation of acceptance via signature
Chief Executive Officer
Printed Name:

Date:

Tvardi Therapeutics	2450 Holcombe Blvd, Suite X, Houston, TX 77021	www.tvardi.com